                                 EXHIBIT 10.37

                    AMENDED AND RESTATED PURCHASE AGREEMENT

                        BETWEEN CARTER SUNFOREST, L.P.

                                      AND

                       WELLS OPERATING PARTNERSHIP, L.P.

                                                           EXECUTION COUNTERPART





                             AMENDED AND RESTATED
                              PURCHASE AGREEMENT

                                    between

                            CARTER SUNFOREST, L.P.,
                                   as Seller


                                      and


                      WELLS OPERATING PARTNERSHIP, L.P.,
                                 as Purchaser



                               DECEMBER 4, 1998



                           Price Waterhouse Facility
                            Sunforest Building Park
                                Tampa, Florida

                    AMENDED AND RESTATED PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED PURCHASE AGREEMENT made and entered into as of DECEMBER 4, 1998 (the "Effective Date") by and between CARTER SUNFOREST, L.P., a Georgia limited partnership ("Seller") and WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("Purchaser"), amends and restates that certain Purchase Agreement dated as of March 30, 1998 (the "Original Agreement") by and between Seller and TriNet Corporate Realty Trust, Inc., a Maryland corporation ("TriNet").

     WHEREAS, Seller and TriNet entered into the Original Agreement on or around March 30, 1998; and

     WHEREAS, by the Assignment and Assumption Agreement (as hereinafter defined) TriNet assigned the Original Agreement to Purchaser; and

     WHEREAS, Seller and Purchaser, as the parties to the Original Agreement following the assignment thereof to Purchaser by TriNet, wish to amend and restate the Original Agreement as hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable considerations, receipt and sufficiency of which are hereby mutually acknowledged, Seller and Purchaser hereby amend and restate the Original Agreement as follows:


                             PRELIMINARY STATEMENT

     Seller is the owner of fee simple title to the "Land" (as hereinafter defined). Seller has retained the "Architect", caused the "Plans and Specifications" to be prepared, negotiated with a certain prospective tenant for the "Building" and otherwise taken certain action preliminary to the development of the Building (all terms in quotations being hereinafter defined). Purchaser and Seller wish to enter into this Agreement to set forth the terms and conditions upon and subject to which Seller will sell, and Purchaser will purchase, the "Project" (as hereinafter defined).

     NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 DEFINITIONS. Except as otherwise herein expressly provided, the following terms shall have the respective meanings indicated below:

          "Agreement" means this Amended and Restated Purchase Agreement and as the same may hereafter be amended from time to time in accordance with the provisions hereof.

          "Architect" shall mean the architectural firm of Smallwood, Reynolds, Stewart, Stewart & Associates, Inc., which has been retained by Seller to prepare, and to supervise the preparation of, the Plans and Specifications, and to act as supervising architect for the construction and development of the Building on behalf of Purchaser and Seller.

          "As-built Survey" shall mean the "as-built" survey required to be delivered by Seller to Purchaser pursuant to SECTION 3.4.

          "Assignment and Assumption Agreement" shall mean that certain Assignment and Assumption Agreement dated December __, 1998, by and between TriNet, as assignor, and Purchaser, as assignee.

          "Building" means the four-story building to be constructed by Seller on the Land, located at Sunforest Executive Center, Tampa, Florida, containing approximately 130,997 Rentable Square Feet.

          "Building Equipment" shall mean all mechanical, electrical, plumbing and other fixtures and equipment owned by Seller and located, or to be located, in or about the Project, including, without limitation, all elevators, escalators, boilers and other heating, ventilating and air conditioning equipment, sprinklers, pipes, water tanks, water heaters, reservoirs, life safety systems, and other items of equipment provided for in the Plans and Specifications, whether or not the same, as a matter of law, constitutes part of the real property, together with all of those items and quantities of personal property listed in Exhibit A.

          "Carter" shall mean Carter & Associates, L.L.C., doing business in Florida as Carter, L.C., a Georgia limited liability company.

          "Claims" shall have the meaning set forth in SECTION 6.1.10 hereof.

          "Closing" shall mean the conveyance of title to the Project in accordance with the provisions of this Agreement by delivery of the deed and other documents of title required hereunder.

          "Closing Date" shall mean the date selected by Seller for the closing of the transaction contemplated hereby, by written notice from Seller to Purchaser not less than fifteen (15) days prior to such date, and which date shall not be prior to the Commencement Date (as defined in the Price Waterhouse Lease) or later than the Final Closing Date.

          "Construction Lender" shall mean SouthTrust Bank, National Association, a national banking association.

          "Construction Loan" shall mean the loan made by Construction Lender to Seller to finance the acquisition of the Land, the construction of the Building, the acquisition of certain Building Equipment, and the development of the Project.

          "Defects" shall have the meaning set forth in SECTION 2.3 hereof.

          "Deposit" shall have the meaning set forth in SECTION 2.6 hereof.

          "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules and regulations enacted or in force as of the date of this Agreement, and all federal and state court decisions, consent decrees and orders entered prior to the date of this Agreement interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
     (S) 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
     (S) 6901, et seq., and the Clean Water Act, 33 U.S.C. (S) 1251, et seq.

          "Escrow" shall have the meaning set forth in SECTION 3.1 hereof.

          "Excess Project Costs" shall have the meaning set forth in SECTION
     2.2.3 hereof.

          "Existing Collateral Documents" shall mean those certain documents and instruments executed by, among other persons or entities, Seller or Carter, or both of them, in connection with the Construction Loan, which documents and instruments are listed on Exhibit Q.

          "Final Closing Date" shall mean thirty (30) days after the Outside Delivery Date (as defined in the Price Waterhouse Lease).

          "General Contractor" shall mean Hardin Construction Group, Inc., which has been retained by Seller to act as general contractor for the construction of the Project.

          "Good and Marketable Title" shall mean such title as is insurable by a title insurance company licensed to do business in Florida, under its standard form of ALTA owner's policy of title insurance (A.L.T.A. Form B, 1992), at its standard rates, subject to the Permitted Exceptions and to any lien of mortgages which will be released at or prior to the Closing Date.

          "Hazardous Substances" shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes, without limitation, asbestos, petroleum (including, without limitation, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

          "Initial Survey" shall have the meaning set forth in SECTION 3.4.

          "Intangibles" shall mean all intangible property owned or held by Seller on the Closing Date in connection with the Project, or any business or businesses conducted on the Land or in connection with the use thereof, including, without limitation, (i) any trade style or tradename used in connection with the Project; (ii) any contract rights and agreements designated by Purchaser as hereinafter set forth; (iii) all of the estate, right, title and interest of Seller under the Price Waterhouse Lease; (iv) all of Seller's right, title and interest in, to or under all of the Plans and Specifications; (v) subject to SECTION 3.5.4 hereof, the right, title and interest of Seller under all construction contracts, architectural and engineering agreements, and other similar contracts entered into in connection with the construction of the Project; (vi) the right, title and interest of Seller in, to and under the Studies; (vii) the right, title and interest of Seller in, to and under any guarantees or warranties, including without limitation, performance and completion bonds, obtained by Seller, or otherwise pertaining to the Project; (viii) all books and records pertaining to the Project, including correspondence with suppliers; and
     (ix) the right, title and interest of Seller in, to and under all booklets and manuals, advertising materials, utility contracts, telephone exchange numbers, assignable licenses and governmental permits and permissions relating to the Project, and the operation thereof.

          "Interest Differential" shall mean, for any month, an amount equal to the excess of (x) the sum of the Base Rent and Capital Reserve payments due and payable during such month under the Price Waterhouse Lease over (y) the amount of interest due and payable for such month under the Construction Loan or any other loan obtained by Seller in connection with the acquisition of the Land, the construction of the Building, the acquisition of Building Equipment and the development of the Project (and excluding any project or property other than the foregoing) or the refinancing or extension of any of the foregoing, for each month from and after the commencement date of the Price Waterhouse Lease through and including the Closing (prorated for the month in which the Closing occurs).

          "Land" shall mean that parcel of land located in the City of Tampa, Hillsborough County, Florida, more particularly described in Exhibit P attached hereto.

          "Owner's Affidavit" shall have the meaning set forth in SECTION 3.5.6.

          "Permitted Exceptions" shall mean those title exceptions and encumbrances listed on Exhibit C, together with all other title exceptions and encumbrances agreed to in writing by Purchaser pursuant to the terms of this Agreement and all other easements, covenants, restrictions, rights of way and other similar agreements or matters arising in connection with the development of the Project and which are customarily entered into in connection with the development of property similar to the Project and which do not materially impair the use of the Project for Tenant's Intended Use (as defined in the Price Waterhouse Lease), to which title to the Project may be subject on the Closing Date (including, without limitation, an access easement along the northern boundary of the Land for the benefit of the property adjacent to the Land's northern boundary).

          "Plans and Specifications" shall mean the plans and specifications described in Exhibit D and plans and specifications prepared after the Effective Date, change orders and other revisions which are approved by Purchaser or otherwise made in accordance with this Agreement.

          "Price Waterhouse" shall mean Price Waterhouse LLP, a Delaware limited liability partnership.

          "Price Waterhouse Lease" shall mean that certain Lease of the Land and Building from Seller to Price Waterhouse dated as of March 30, 1998.

          "Project" means the Land, the Building, the Building Equipment and the Intangibles, collectively, and also all amenities located thereon or relating thereto, including provision for on-site parking for not less than the number of cars as required under the Price Waterhouse Lease (including a free standing parking garage with covered access to the Building and containing not less than the number of covered parking spaces required under the Price Waterhouse Lease) and in any event equal to at least four
     (4) parking spaces for every one thousand (1,000) Rentable Square Feet in the Building, and together with all easements, rights of way, roadways, streets, sewers and sidewalks appertaining thereto, all other buildings or improvements located on or about the Land and used in connection therewith, and all of the estate, right, title and interest of Seller therein.

          "Project Budget" shall mean the budget set forth in Exhibit B setting forth the Seller's estimates of all costs and expenses to be incurred in connection with the construction of the Building, and other costs in connection with the acquisition, development and financing of the Project, the purchase of Building Equipment, the anticipated costs of owning, operating and leasing the Building through the Closing Date, and the consummation of the transaction contemplated by this Agreement.

          "Punch List Work" shall have the meaning set forth in SECTION 2.3.

          "Purchaser" shall mean the Purchaser named on the first page hereto, or any permitted assignee hereunder.

          "Purchase Price" shall mean the purchase price to be paid for the Project, calculated as set forth in SECTION 2.2.

          "Regular Punch List Work" shall have the meaning set forth in SECTION 2.3.

          "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Substances into or through soil, surface water or groundwater.

          "Rentable Square Feet" shall mean the number of square feet of floor space in the Building, determined in accordance with the Price Waterhouse Lease.

          "Representation and Warranty Certification" shall mean a written certificate, executed by the party delivering such certificate and addressed to the other party to the effect that all of the representations and warranties of the certifying party contained in this Agreement are true and correct on and as of the Closing Date with the same force and effect as though made and repeated in full on and as of the Closing Date (except for matters approved or consented to by the other party) or stating the specific respects in which any of such representations or warranties is untrue or incorrect, and acknowledging that all such representations and warranties survive the Closing hereunder as set forth herein.

          "Seasonal Punch List Work" shall have the meaning set forth in SECTION 2.3.

          "Seller" shall mean Carter Sunforest, L.P., a Georgia limited partnership.

          "Studies" shall mean all marketing, engineering, environmental, soils, feasibility, appraisal and other professional reports, studies and analysis prepared by, or at the direction of, Seller, or its affiliates, with respect to the Land or the Building.

          "Title Company" shall mean Chicago Title Insurance Company.

          "Title Policy" shall have the meaning set forth in SECTION 3.3.

          "TriNet" shall mean TriNet Corporate Realty Trust, Inc., a Maryland corporation, as defined on the first page hereof.

          "Warranty Date" shall have the meaning set forth in SECTION 6.1.17.

     1.2  REFERENCES.  All references in this Agreement to particular sections
          ----------
or articles shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement. In addition, the words "hereof", "herein", "hereunder" and words of similar import refer to this Agreement as a whole, and not any particular section or article.

     1.3  PRONOUNS.  All pronouns and variations thereof used herein shall,
          --------
regardless of the pronouns actually used, be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may, in the context in which such pronoun is used, require.


                                   ARTICLE 2

                        AGREEMENT FOR PURCHASE AND SALE

     2.1  PURCHASE AND SALE.  For the consideration and subject to the terms and
          -----------------
conditions herein set forth, and in reliance upon the representations, warranties, covenants and undertakings herein contained, Seller hereby agrees to sell, transfer, assign, convey, set over and confirm unto Purchaser (or Purchaser's permitted assignee), and the Purchaser hereby agrees to purchase from Seller, the Project on the Closing Date, free and clear of all liens, claims, charges or encumbrances of any kind or nature whatsoever other than the Permitted Exceptions.

     2.2  PURCHASE PRICE.
          --------------

          2.2.1  The Purchase Price for the Project shall be equal to the sum of
     (i) Five Hundred Thousand Dollars ($500,000), plus (ii) Twenty Million Two Hundred Fifty One Thousand One Hundred Fourteen and No/100 Dollars ($20,251,114.00); provided, however, that for each One Dollar ($1.00) that the

     Agreed Total Price (as such amount is defined in the Price Waterhouse Lease) is reduced below the initially stated amount thereof in the Price Waterhouse Lease of Twenty Million Four Hundred Twenty One Thousand Nine Hundred Forty Dollars ($20,421,940), the amount payable under clause (ii) above shall be reduced as follows: (A) by Sixty Seven and 8/10 Cents ($0.678) until the amount payable under clause (ii) above is reduced to Nineteen Million Eight Hundred Ninety One Thousand Five Hundred and No/100 Dollars ($19,891,500.00), and (B) by One Dollar ($1.00) (i.e., on a Dollar for Dollar basis) thereafter. The Purchase Price, less a credit for the Deposit and subject to prorations and other adjustments as provided for in this Agreement, shall be payable to Seller by Purchaser by wire transfer or other immediately available federal funds through the Escrow at Closing. At Closing, Purchaser shall receive a credit against the Purchase Price in the amount equal to the aggregate amount of the Interest Differential.

          2.2.2 Purchaser may, provided that Purchaser satisfies the Assumption Conditions (as hereinafter defined), elect to take title to the Project subject to the Existing Collateral Documents by giving written notice of such election to Seller on or before the date ten (10) days prior to the Closing Date. In such event, Purchaser shall assume and agree to pay, in accordance with its terms, the outstanding balance of the indebtedness payable under the Construction Loan on the Closing Date and assume and agree to perform all duties and obligations of Seller and Carter arising under the Existing Collateral Documents, in accordance with the terms thereof, on or after the Closing Date. Purchaser's taking title to the Project subject to the Existing Collateral Documents shall be deemed payment of that portion of the Purchase Price equal to the outstanding balance of the indebtedness secured by the Existing Collateral Documents on the Closing Date. The remainder of the Purchase Price, subject to prorations and other adjustments as provided for in this Agreement, shall be payable to Seller by Purchaser by wire transfer or other immediately available federal funds through the Escrow at Closing. As used in this Section, the term "Assumption Conditions" shall mean (i) obtaining the written consent of the Construction Lender to, and otherwise entering into such documents as may be required by Construction Lender with respect to, the foregoing assumption and agreement to pay and perform, and (ii) causing Seller and Carter to be fully released, in writing, on the Closing Date from any and all duties, obligations, liabilities and responsibilities whatsoever under the Construction Loan and the Existing Collateral Documents, which consent and other documents and release shall be in such form as may be prescribed by Construction Lender and reasonably satisfactory to Seller. In no event whatsoever shall the satisfaction of the Assumption Conditions or Purchaser's ability to effect such assumption be deemed to be a condition precedent to the obligations of Purchaser to purchase the Project and to pay the Purchase Price, and if the Assumption Conditions are not satisfied prior to the Closing Date or if Purchaser does not effect such assumption, then Purchaser shall nonetheless purchase the Project and pay the Purchase Price in accordance with SECTION 2.2.1, above.

          2.2.3 Notwithstanding the foregoing, in the event the total Project Costs (as defined in, and as such amount is determined for the purposes of, the Price Waterhouse Lease) exceed the Purchase Price (as such amount is determined in accordance with the first sentence of SECTION 2.2.1) by an amount greater than $500,000.00 (which amount in excess of $500,000.00 is herein referred to as the "Excess Project Costs"), Seller shall have the right to terminate this Agreement by giving a written termination notice to Purchaser on or before the date five (5) business days after the Lease Commencement Date ("Seller's Termination Notice Date"), which notice shall be accompanied by an amendment to this Agreement providing for an increase in the Purchase Price by an amount equal to the Excess Project Costs; provided, however, if Purchaser executes such amendment and delivers same to Seller such that Seller actually receives such executed amendment on or before the date ten (10) business days after Seller's Termination Notice Date (the "Amendment Delivery Deadline"), or if Purchaser and Seller execute and deliver such other amendment as is mutually acceptable to Purchaser and Seller, then the Purchase Price shall be increased by the Excess Project Costs or as otherwise agreed by Purchaser and Seller, Seller's written termination notice shall be deemed null and void, and this Agreement shall continue in full force and effect. In the event Seller gives its written termination notice to Purchaser pursuant to the preceding sentence, and Seller does not actually receive on or before the Amendment Delivery Deadline the aforesaid amendment executed by Purchaser, then this Agreement shall terminate as of the date of such written termination notice and the Deposit shall be returned to Purchaser.

     2.3  PUNCH LIST WORK.  The parties acknowledge that certain portions of the
          ---------------
Building and the Building Equipment may not have been finally completed on the Closing Date. Accordingly, the Architect shall determine the amount (the "Punch List Amount") as may be necessary to (i) satisfactorily complete any items of construction, or to provide any items of Building Equipment, required by the Plans and Specifications which, while substantially complete, have not been finally completed or provided on the Closing Date, other than the Seasonal Punch List Work referred to below (the "Regular Punch List Work"); (ii) satisfactorily complete any landscaping required by the Plans and Specifications which cannot then be completed on account of weather or the season (the "Seasonal Punch List Work"); and (iii) correct any material defects ("Defects") in the design or construction of the Project or the materials incorporated therein (the Defects, together with the Regular Punch List Work and the Seasonal Punch List Work being collectively called the "Punch List Work"). If the Punch List Amount exceeds One Hundred Thousand Dollars ($100,000), the Closing may, at the option of Purchaser, be deferred until such time as a sufficient amount of work shall have been performed with respect to the Seasonal Punch List Work, the Defects or the Regular Punch List Work so that the Punch List Amount shall be reduced to an amount within the limit prescribed. As expeditiously and prudently as possible after the Closing Date, Seller shall complete, or cause to be completed, all of the Punch List Work. Seller's covenant to complete the

Punch List Work shall survive the Closing and any release of construction holdbacks by Price Waterhouse under the Price Waterhouse Lease.

     2.4  ASSIGNMENT OF MEMORANDUM FOR RECORD.  Seller and Purchaser will
          -----------------------------------
execute an assignment of that certain Memorandum of Agreement executed by and between Seller and TriNet in connection with the Original Agreement, which assignment shall be substantially in the form of Exhibit E and which may be recorded by Purchaser in the Office of the County Clerk for Hillsborough County, Florida for the purpose of placing third parties on notice of the interest of Purchaser in the Project as evidenced by this Agreement.

     2.5  DUE DILIGENCE PERIOD.  There shall be no "due diligence period"
          --------------------
hereunder. Purchaser shall be entitled to rely upon all of the representations and warranties made by Seller hereunder notwithstanding any examinations, investigations, inspections or tests made by the Purchaser. All costs and expenses incurred by Purchaser shall be borne by Purchaser.

     2.6  DEPOSIT.  On or prior to the Effective Date, the sum of Five Million
          -------
Dollars (US$5,000,000) (the "Deposit"), in immediately available federal funds, evidencing Purchaser's good faith to perform Purchaser's obligations under this Agreement, shall be deposited by Purchaser with the Atlanta, Georgia office of the Title Company.

          2.6.1 The Deposit shall be held and disbursed by the Title Company pursuant to the terms of this Agreement. If this Agreement terminates pursuant to any express right of Purchaser to terminate this Agreement, the Deposit shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate. If the Closing under this Agreement occurs, the Title Company shall pay the Deposit to Seller and the Deposit shall be applied against the Purchase Price due Seller at Closing.

          2.6.2 The Deposit shall be held in an account with Construction Lender or another interest bearing account or security approved by both Seller and Purchaser; all interest earned on the Deposit shall be deemed part of, and administered and disbursed in the same manner as, the Deposit. The Title Company shall not commingle the Deposit with any funds of the Title Company or others.

          2.6.3 Seller and Purchaser mutually agree that in the event of any controversy regarding the Deposit, unless mutual written instructions are received by the Title Company directing the Deposit's disposition, the Title Company shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Title Company's option, the Title Company may interplead all parties and deposit the Deposit with a court of competent jurisdiction in which event the Title Company may recover all of its court costs and reasonable attorneys' fees. Whichever of Seller or Purchaser loses in any such interpleader action shall be solely obligated to pay such costs and fees of the Title Company, as well as the reasonable attorneys' fees of the prevailing party in accordance with the other provisions of this Agreement.

          2.6.4 The parties acknowledge that the Title Company is acting solely as a stakeholder at their request and for their convenience, that the Title Company shall not be deemed to be the agent of either of the parties for such purposes, and that the Title Company shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Title Company's mistake of law respecting the Title Company's scope or nature of its duties with respect to the Deposit. Seller and Purchaser shall jointly and severally indemnify and hold the Title Company harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Title Company's duties hereunder with respect to the Deposit, except with respect to actions or omissions taken or made by the Title Company in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Company.


                                   ARTICLE 3

                                    CLOSING

     3.1  TIME AND PLACE FOR CLOSING.  The Closing shall take place on the
          --------------------------
Closing Date. If the Closing shall not have occurred on or prior to the Final Closing Date for any reason other than the default of Purchaser hereunder (whether or not the failure to close shall be the fault of Seller or shall result from causes or circumstances beyond Seller's control), Purchaser shall have the right at any time thereafter to exercise its rights and remedies in accordance with SECTION 7.2, and until termination of this Agreement by Purchaser in accordance with SECTION 7.2 this Agreement shall continue in full force and effect. The Closing shall take place through an escrow established with the Title Company (the "Escrow") by means of a so-called New York style closing, with the concurrent delivery of Seller's deed and other documents of title, the delivery of the Title Policy (or marked title commitment) described below, and the payment of the Purchase Price.

     3.2  TITLE COMMITMENT.  Purchaser hereby acknowledges receipt of those
          ----------------
certain commitments for title insurance issued by Chicago Title Insurance Company with respect to a portion of the Land (together covering all of the Land), having an effective date of February 19, 1998 (Commitment No. 209703421), February 23, 1998 (Commitment No. 209800811), and November __, 1998 (Commitment No. _____________) (collectively, the "Title Commitment") and containing the commitment of said title company to issue its ALTA Form of title insurance policy, in an amount equal to the Purchase Price. The title commitment so issued shall be later dated to a date not more than fifteen (15) days prior to the Closing Date. Each title commitment delivered hereunder shall be conclusive evidence of Good and Marketable Title as therein shown, subject only to those exceptions as therein stated. If any later date title commitment discloses exceptions to title other than the Permitted Exceptions (whether or not the Title Company is prepared to insure over such exceptions), Seller shall have until the Closing Date to have those exceptions removed from the commitment or, in the case of exceptions which may be removed with the payment of money, deliver the undertaking of the Title Company to insure over such exceptions. If Seller fails to have any such exceptions removed (or insured over as above provided) on or prior to the Closing Date, then provided such unpermitted exceptions are not the result of a breach or default of Seller under SECTION 6.1.5 or SECTION 6.1.9 of this Agreement, Purchaser may elect (as its sole remedy for Seller's failure to have such title exceptions removed or insured over), by delivery of notice to that effect at any time within thirty (30) days after the Closing Date, either (i) to take title as it then is, with the right to deduct from the Purchase Price liens or encumbrances of a definite or ascertainable amount (in which case such exceptions shall thereafter be deemed "Permitted Exceptions"), or (ii) to terminate this Agreement, and all of the rights and remedies of the parties hereto, whereupon the Deposit shall be returned to Purchaser. If such unpermitted exceptions are the result of a breach or default of Seller under
SECTION 6.1.5 or SECTION 6.1.9 of this Agreement, Purchaser shall have the rights and remedies provided for in SECTION 7.2 hereof in the event of a default of Seller hereunder.

     3.3  TITLE POLICY.  At the Closing and as a condition precedent to the
          ------------
obligations of Purchaser hereunder, Seller shall deliver, or cause to be delivered, to Purchaser a title insurance policy, or a marked final title commitment, issued by the Title Company (or, if the Title Company does not issue such policy or marked title commitment, such title insurance policy or marked final title commitment issued by Chicago Title Insurance Company) in accordance with its commitment therefor as above set forth in the amount of the Purchase Price, subject only to the Permitted Exceptions, with affirmative coverage over any inchoate mechanic's lien claims which may or could be asserted against the Project by any contractor, subcontractor or materialman furnishing labor or materials in connection with the Project, with full extended coverage over all General Exceptions, and containing the following endorsements: 3.1 zoning with parking; survey; and contiguity and access (the "Title Policy"). The costs of issuance of the title insurance policy and each of the commitments required to be delivered hereunder, and any reasonable charges made by the Title Company for the New York style closing, shall be borne and paid for entirely by Seller except to the extent that the costs thereof exceed those that would be charged by the title company delivering the Title Commitment for identical items and services.

     3.4  SURVEY.  Purchaser hereby acknowledges receipt of that certain
          ------
boundary survey of the Land dated February 18, 1998, prepared by Polaris Associates, Inc. as Job No. 007-2346 (the "Initial Survey"). Not less than fifteen (15) days prior to the Closing,

Seller shall deliver to Purchaser a new, "as built" survey of the Land and the Building (the "As-built Survey") dated not more than thirty (30) days prior to the Closing certified to Purchaser and to the Title Company showing the boundaries and the legal description of the Land, which survey shall be made in compliance with the "Minimum Standard Detail Requirements for Land Title Surveys' established by the ALTA/ACSM and currently in effect and shall contain and disclose the matters and information set forth in Exhibit F. The As-built Survey shall disclose no encroachments or improvements from or upon adjoining properties, shall show the availability of all utility services at the perimeter of the Land, and shall otherwise be in form and content sufficient to enable the Title Company to issue its standard form of survey modification endorsement modifying the general exception for matters of survey. The costs of each survey delivered by Seller pursuant hereto shall be borne entirely by Seller.

     3.5  SELLER'S CLOSING DELIVERIES.  At or prior to the Closing, and in
          ---------------------------
addition to any other instruments, documents or certificates otherwise required hereunder to be delivered by Seller, Seller shall deliver, or cause to be delivered, to or at the direction of Purchaser, the following:

          3.5.1 A special warranty deed, in recordable form, transferring and conveying Good and Marketable Title to the Land and the Building to Purchaser, or an entity designated by Purchaser to take title to the Land and the Building, subject only to the Permitted Exceptions.

          3.5.2 A bill of sale, with special warranties of title subject only to the Permitted Exceptions, transferring to Purchaser (or its permitted assignee) the Building Equipment and the Intangibles, and all other items of personal property to be sold, transferred, assigned or conveyed to Purchaser hereunder.

          3.5.3 An assignment of all of Seller's estate, right, title and interest as landlord under and pursuant to the Price Waterhouse Lease, together with all security deposits, if any, made by Price Waterhouse thereunder, free and clear of any liens, claims, charges or encumbrances of any kind or nature other than Permitted Exceptions, together with a written notice from Seller to Price Waterhouse advising of the assignment of the Price Waterhouse Lease to Purchaser and directing that Price Waterhouse make all further payments of rent or other sums due under the Price Waterhouse Lease to, or at the direction of, Purchaser. Such assignment of lease shall provide that, subject to the express provisions of this Agreement to the contrary, (i) Seller shall assume and be responsible for all obligations of the landlord under the Price Waterhouse Lease relating to the period prior to the Closing Date, (ii) Purchaser shall assume and be responsible for all obligations of the landlord under the Price Waterhouse Lease relating to the period from and after the Closing Date, (iii) without limitation on the foregoing, Seller shall indemnify, defend and hold harmless Purchaser from and against and in respect of any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees and disbursements) suffered, incurred or sustained by Purchaser as a result of or by reason of the representation and warranty set forth in Section 5.2(a) of the Price Waterhouse Lease being untrue or incorrect as of the Commencement Date (as defined in the Price Waterhouse Lease), and (iv) each of Purchaser and Seller shall indemnify, defend and forever hold the other harmless from, against and in respect of any and all liabilities damages, losses, costs and expenses (including reasonable attorneys' fees and disbursements) suffered, incurred or sustained by the indemnified party as a result of or by reason of the nonperformance of nonsatisfaction of any obligation that has been assumed by and is the responsibility of the indemnifying party in accordance with clause (i) or (ii) of this sentence. The indemnification, defense and hold harmless obligations of Purchaser and Seller set forth in this SECTION 3.5.3 shall survive the Closing.

          3.5.4 Assignments of all of Seller's right, title and interest in, to and under that certain Assignment Agreement and Amendment and Restatement of Registration and Commission Agreement between Carter, Seller and CLW Realty Group, Inc. dated as of the date hereof (as amended, to the extent such amendments are approved by Purchaser), all contracts, warranties and guaranties relating to the construction of the Project, all machinery and equipment included therein, and any service agreements relating to the operation or maintenance thereof including elevator, maintenance, landscaping, security and other similar services, including, without limitation, assignments of the contracts or agreements with the Architect and the General Contractor, together with a written notice from Seller to each other party to such contracts advising of the assignment thereof to Purchaser and directing the delivery of any future notices to Purchaser. Each assignment of any contract to be assumed by Purchaser shall provide that, subject to the express provisions of this Agreement to the contrary,
     (i) Seller shall assume and be responsible for all obligations of the owner of the Project thereunder relating to the period prior to the Closing Date, and (ii) Purchaser shall assume and be responsible for all obligations of the owner of the Project relating to the period from and after the Closing Date, and (iii) each of Purchaser and Seller shall indemnify, defend and forever hold the other harmless from, against and in respect of any and all liabilities damages, losses, costs and expenses (including reasonable attorneys' fees and disbursements) suffered, incurred or sustained by the indemnified party as a result of or by reason of the nonperformance of nonsatisfaction of any obligation that has been assumed by and is the responsibility of the indemnifying party in accordance with clause (i) or
     (ii) of this sentence. The indemnification, defense and hold harmless obligations of Purchaser and Seller set forth in this SECTION 3.5.4 shall survive the Closing. In no event shall the assignment by Seller to Purchaser of any such right, title and interest transfer or assign to Purchaser any right, title or interest of Seller in or to any claim or cause of action related to any disputes with any party to any such contracts, warranties and guaranties relating to the period prior to the Closing Date. It is the intention of the parties in interpreting the assignment set forth in this SECTION 3.5.4 that Purchaser receive the benefits of the rights, titles and interests described in this SECTION 3.5.4, but that Seller retain until final resolution of any such disputes, all other rights and remedies against any such party which are necessary or appropriate to enable Seller to resolve any such disputes. Nothing contained herein shall be interpreted or construed as a transfer or assignment of any rights, benefits or remedies of Seller which are necessary or appropriate to enable Seller to fully enforce, through litigation, arbitration or otherwise, all of Seller's rights under such contracts, warranties and guaranties in respect thereof. Upon final resolution of any such disputes, and upon request by Purchaser, Seller shall further assign to Purchaser all of Seller's rights, benefits and remedies under such contracts, warranties and guaranties. Until such time as any such disputes are finally resolved, Purchaser shall not knowingly take any action which would impair Seller's rights under such contracts, warranties and guaranties in respect of any such disputes, and Seller shall not knowingly take any action which would impair Purchaser's rights under such contracts, warranties and guaranties in respect of the assignment set forth in this SECTION 3.5.4.

          3.5.5 Original executed copies of the Price Waterhouse Lease and, to the extent theretofore delivered or reasonably available to Seller, all contracts, warranties and guaranties assigned pursuant to SECTION 3.5.4 above.

          3.5.6 An owner's affidavit and such other instruments, documents or certificates (collectively, the "Owner's Affidavit") as may be reasonably necessary for the issuance by the Title Company of its title insurance policy in the form hereinabove contemplated, which affidavit shall include a so-called gap undertaking required in order to effect a New York style closing and a statement that: (i) that all bills for labor and material then furnished on behalf of Seller for construction of the Project have been paid in full; (ii) that there are no mechanics or other liens or claims outstanding against the Land or the Project or any part thereof (except with respect to liens for which a title endorsement has been approved pursuant to SECTION 3.2 above); (iii) that Seller has paid for and is the owner of all of the Building Equipment, including the personal property included therein, free of any security interests, liens or encumbrances other than the Permitted Exceptions and any security interest granted in connection with the Construction Loan (except to the extent that any such Building Equipment is provided by Price Waterhouse and, pursuant to the terms of the Price Waterhouse Lease, is and remains the sole property of Price Waterhouse), none of which shall survive Closing; and
     (iv) that no bankruptcy or insolvency proceedings have been instituted by or against Seller, or any partner of Seller.

          3.5.7 Seller's Representation and Warranty Certification, executed by Seller in favor of Purchaser.

          3.5.8 Original copies of any required real estate transfer tax declarations executed by Seller or any other similar documentation required to evidence the payment of any tax imposed by the state, county and city on the transaction contemplated hereby.

          3.5.9 An affidavit stating Seller's U.S. taxpayer identification number and that Seller is a "United States person", as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b).

          3.5.10 A certificate from the Architect setting forth the zoning classification of the Land and the number of Rentable Square Feet in the Building and stating that the Project complies with all applicable zoning laws, ordinances and regulations (including laws, ordinances and regulations prescribing requirements for parking and loading at the Project).

          3.5.11 A guaranty of Carter in the form attached hereto as Exhibit O whereby Carter guaranties the payment and performance by Seller of the obligations of Seller hereunder described therein.

          3.5.12 Such other instruments, documents or certificates as Purchaser shall reasonably request in order to consummate the transaction contemplated by this Agreement. At the sole discretion of Purchaser, and subject to Seller's right to defer the Closing Date in accordance with
     SECTION 6.3 of this Agreement, if any of the above documents or deliveries are not delivered at or prior to the Closing, Purchaser may, in addition to any other remedy it may have hereunder or at law or in equity, elect (i) to proceed with the Closing, in which event Seller shall continue to be obligated to make the delivery not made, or (ii) to defer the Closing Date from time to time, for such period of time as Purchaser may determine with respect to each such extension, until such time as such delivery is made, but in no event may Purchaser defer the Closing to a date later than twenty
     (20) days after the Closing Date unless Purchaser shall have, prior to such date, instituted appropriate proceeding seeking specific performance of Seller's obligations hereunder, or (iii) to terminate this Agreement, and all of the rights and remedies of the parties hereto by delivery of written notice to that effect to Seller, whereupon the Deposit will be returned to Purchaser.

     3.6  PURCHASER'S DELIVERIES.  At or prior to the Closing Date Purchaser
          ----------------------
shall deliver, or cause to be delivered, to Seller, or Seller's designee, in addition to each of the other instruments, documents, certificates or other deliveries required to be made hereunder, the following:

          3.6.1 The Purchase Price, subject to the prorations and adjustments as provided herein.

          3.6.2 The assumption of assigned contracts relating to the Project described in SECTION 3.5.4, the assumption of the Price Waterhouse Lease described in SECTION 3.5.3, and, with respect to the Price Waterhouse Lease, the obligations with respect to any security deposits made by Price Waterhouse thereunder.

          3.6.3 Purchaser's Representation and Warranty Certification, executed by Purchaser in favor of Seller.

     3.7  TRANSFER TAXES.  All state, county and local transfer taxes payable in
          --------------
connection with this transaction, if any, shall be borne and paid for exclusively by Seller notwithstanding that, under the provisions of applicable statute or ordinance, such tax is to be borne by Purchaser.

     3.8  PRORATIONS.  Seller and Purchaser shall make at Closing ordinary and
          ----------
usual prorations, which shall be made as of midnight on the day of the Closing, including prorations for accrued real estate taxes which are not the responsibility of Price Waterhouse under the Price Waterhouse Lease (which shall be tentatively prorated on the basis of the most recent ascertainable tax bill for the Project, and shall be subject to reproration after receipt of the tax bill for the year or years for which a proration adjustment is made), rent under the Price Waterhouse Lease, taxes and expenses not reimbursable by Price Waterhouse under the Price Waterhouse Lease, security deposits and other deposits by or with Seller which have not been prorated or adjusted at the Closing Date, and which have not been either paid by or previously deposited with Purchaser, any special assessments which have been confirmed against the Land or the Building to the extent the same are not reimbursable by Price Waterhouse under the Price Waterhouse Lease, any payments made or payable under any of the contracts assigned to and assumed by Purchaser hereunder to the extent such payments are not the responsibility of Price Waterhouse under the Price Waterhouse Lease, any assessments asserted against the Land or the Building by any owners' association or similar organization with control or jurisdiction over any portion of the Project not reimbursable by Price Waterhouse under the Price Waterhouse Lease (based upon a statement of such owners' organization, if any, and if such statement is not available at Closing but thereafter becomes available, the parties agree to make the necessary reprorations) and any other items which are customarily prorated with the purchase and sale of properties similar to the Project located in the vicinity of the Project to the extent that such items are not the responsibility of Price Waterhouse under the Price Waterhouse Lease.

     3.9  REPORTING PERSON.  The Title Company shall file the information return
          ----------------
for the sale of the Project required by section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder. Seller and Purchaser hereby designate the Title Company to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions closed on or after January 1, 1991.

                                   ARTICLE 4

                        Representations and Warranties

     4.1  REPRESENTATIONS AND WARRANTIES OF SELLER.  To induce Purchaser to
          ----------------------------------------
execute, deliver and perform this Agreement, and to purchase the Project, Seller hereby represents and warrants to Purchaser, and each of Purchaser's successors and assigns, as follows:

          4.1.1 Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Georgia and has the full right, power and authority to enter into this Agreement, and to perform all of the obligations and liabilities of Seller required to be performed hereunder.

          4.1.2 This Agreement has been duly and validly executed and delivered by and on behalf of Seller and, assuming the due authorization, execution and delivery thereof by and on behalf of Purchaser, constitutes a valid, binding and enforceable obligation of Seller enforceable in accordance with its terms. The aforesaid representation and warranty is qualified to the extent the enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general.

          4.1.3 Neither the execution and delivery hereof by Seller, nor the taking by Seller of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Seller is a party, or by which Seller, or any partner of Seller or the Project, is a party or otherwise bound.

          4.1.4 To Seller's knowledge, Seller has Good and Marketable Title to the Project, subject only to the Permitted Exceptions, and the lien of mortgages which, except as provided in SECTION 2.2.2 of this Agreement, will be released at or prior to the Closing Date. Seller has no knowledge of any fact or circumstance which, if known to the Title Company, would lead the Title Company either to refuse to issue its title insurance policy as contemplated by the provisions hereof, or to make additional exceptions to its policy other than the Permitted Exceptions, or to limit its coverage to less than the amount required hereunder, or to refuse to issue any endorsements required to be issued under the provisions hereof.

          4.1.5 To Seller's knowledge, the Land is properly zoned to permit construction and operation of the Building thereon as presently planned and contemplated without violating any applicable zoning or other similar land use law, statute or ordinance. To Seller's knowledge, neither the zoning nor any other right to construct or use the Building or the Land is to any extent dependent upon or related to any real estate other than the Land.

          4.1.6 The Building, if built and constructed in accordance with the Plans and Specifications: (i) will, to Seller's knowledge, conform to, and be in compliance in all material respects with, all applicable federal, state and local laws and ordinances, including, without limitation, all zoning, building, health and safety, environmental, land use and handicapped laws and ordinances; (ii) will not include any Hazardous Substances; (iii) will contain not less than the number of Rentable Square Feet required under the Price Waterhouse Lease or otherwise approved by Price Waterhouse and contain on-site parking for not less than the number of cars required under the Price Waterhouse Lease or otherwise approved by Price Waterhouse (including a free standing parking garage with covered access to the Building and containing not less than the number of covered parking spaces required under the Price Waterhouse Lease or otherwise approved by Price Waterhouse); and (iv) will not be located on or over, or otherwise materially interfere with the use of, any easements now affecting the Land. To Seller's knowledge, if constructed in accordance with the Plans and Specifications, the Building, and all caisson bells and caps, curtain walls, copings, fascia, window ledges and other architectural trim, attached thereto or incorporated in the design thereof, will be located entirely within the lot lines of the Land. Seller has not granted to any person, firm or corporation other than Price Waterhouse any possessory rights or interests in and to the Land, or any part thereof, except for rights or interests which comprise part of the Permitted Exceptions.

          4.1.7 To Seller's knowledge, except as listed on Exhibit H, there are no claims, causes of action or other litigation or any judicial, administrative or investigative proceedings pending against Seller with respect to the ownership or operation of the Project or any part thereof (including, without limitation, disputes with tenants, governmental authorities, utilities, contractors, adjoining land owners and suppliers of goods or services), except possible inchoate mechanic lien claims to be determined, and which will, at the Closing, be removed or insured over.

          4.1.8 Seller is not currently in default under any mortgage, contract, lease, or other instrument or document to which Seller is a party, or by which it or any of its properties is bound, which do or could create a material adverse effect on the Project, or result in a lien or encumbrance thereon.

          4.1.9 Seller is in compliance in all material respects with all permits currently in effect with respect to the Project, has obtained all permits required to be obtained by it to the date hereof, and has no knowledge or reason to believe that any permits hereafter required in connection with the ownership or operation of the Project will be unavailable or will not be obtained.

          4.1.10 Seller has received no written notice of violations of any laws, ordinances, orders or requirements of any governmental authority, agency or officer having jurisdiction against or affecting the Project, or with respect to the operation thereof, which have not been previously complied with, nor does Seller have any knowledge of any fact or circumstance which, if known to the appropriate authorities, would result in the issuance of any such notice of violation.

          4.1.11 Exhibit D hereto contains a complete list (to date) of all Plans and Specifications relating to the Project, including all change orders, shop drawings, bulletins and other documents varying or interpreting the architectural or other drawings. The Project, when completed in accordance with the Plans and Specifications, and when fully equipped with all of the Building Equipment, including the items of personal property referred to in Exhibit A, will be ready for use and in conformity in all material respects with all applicable laws, rules, regulations, ordinances and statutes.

          4.1.12 To Seller's knowledge, all utilities and utility equipment, facilities and services required by law or necessary for the operation of the Project as contemplated by the Plans and Specifications are installed and connected pursuant to valid permits, or will be so installed and connected as contemplated by the Plans and Specifications, and are or will as of the Closing be adequate to serve the Project for Tenant's Intended Use (as defined in the Price Waterhouse Lease), which utilities include, without limitation, adequate electrical and sewer services, including storm sewers, or, if no storm sewers exist, adequate drainage is provided for the Project through public drainage facilities or on site detention facilities.

          4.1.13 Except for the Price Waterhouse Lease, Seller has not entered into or assumed any lease(s) currently in effect with respect to the Project, nor has Seller made any binding offers, which are currently outstanding, for the leasing of any space in the Project. To Seller's knowledge, except for the Price Waterhouse Lease there are no leases currently in effect with respect to the Project, nor are there any binding offers, which are currently outstanding, for the leasing of any space in the Project.

          4.1.14 The Price Waterhouse Lease is in full force and effect, and has not been amended or modified except for such amendments or modifications disclosed to and approved in writing by Purchaser prior to the effectiveness thereof. To Seller's knowledge, there is no existing breach or default by the landlord or by Price Waterhouse under the Price Waterhouse Lease, and to Seller's knowledge Price Waterhouse has no defenses, claims or demands against the landlord, under the Lease or otherwise, which can be offset against rents or other charges to become due under the Price Waterhouse Lease. Seller has received no written notice from Price Waterhouse under the Price Waterhouse Lease claiming any breach or default by Seller under the Price Waterhouse Lease. Except as expressly provided in the Price Waterhouse Lease, no money is owed to Price Waterhouse for improvements or otherwise under the Price Waterhouse Lease, and no improvement, moving, relocation or other payment or credit of any kind is presently owed, or will or could become due and payable, to Price Waterhouse under the Price Waterhouse Lease. Except as provided in Exhibit K attached hereto, Seller has not entered into any agreements requiring the payment of any leasing commissions or other commissions, fees or compensation with respect to the Price Waterhouse Lease or which could require any payment in the future upon the exercise of any right or option contained in the Price Waterhouse Lease. Seller has not assigned, transferred, pledged or encumbered in any manner the Price Waterhouse Lease or any rents or other amount payable by Price Waterhouse thereunder except to secure the Construction Loan. To the extent that any matter set forth in this SECTION 4.1.14 is expressly confirmed by the tenant estoppel certificate to be executed by Price Waterhouse and delivered to Purchaser pursuant to this Agreement, such estoppel certificate shall be deemed to be conclusive evidence of the truth of the representation and warranty set forth herein with respect to such matters.

          4.1.15 Seller has no knowledge that the existing survey previously delivered or the Survey to be delivered hereunder is inaccurate or incomplete in any material respect, or fails to disclose any easements, rights-of-way, encroachments, and other similar matters known to Seller. For purposes hereof, encroachments include, without limitation, any encroachments onto the public way or onto adjoining properties by the bells or other parts of the footings, caissons or foundations of the Building.

          4.1.16 The requirements of all covenants, conditions and restrictions of record relating to the development or construction of the Project, including all covenants requiring consent from any third party, have been, or on the Closing Date will be, fully satisfied and complied with in all material respects.

          4.1.17 Attached hereto as Exhibit J is a complete list and description of all contracts and agreements known to Seller or to which Seller is a party relating to or affecting the Land or the development or construction of the Building thereon, including without limitation any contracts or agreements with the Architect, General Contractor, any construction manager, other professionals or specialists, or utility companies, Purchaser hereby acknowledging receipt of a copy of each such contract and agreement so listed. All such contracts or agreements listed on said Exhibit J are in full force and effect, and may be transferred and assigned without the consent or approval of any person, firm or corporation except as otherwise noted on said Exhibit. To Seller's knowledge, neither party to any such contract is in default thereunder and no event has occurred which, with the mere passage of time or the delivery of notice or both, would constitute a default or breach thereunder.

          4.1.18 Except as permitted by applicable Environmental Laws, and except as disclosed by any environmental Studies delivered to Purchaser hereunder, to Seller's knowledge no Hazardous Substances are present in, on or under the Project, and there is no present Release or threatened Release of any Hazardous Substances in, on or under the Project. Seller has never used the Project or any part thereof, and Seller has never permitted any person to use the Project or any part thereof, for the production, processing, manufacture, generation, treatment, handling, storage or disposal of Hazardous Substances in violation of Environmental Laws. To the knowledge of Seller without independent inquiry, no underground or above-ground storage tanks are or were located in, on, under or about the Project. To Seller's knowledge, the Project and every part thereof, and all operations and activities therein and thereon and the use and occupancy thereof, comply in all material respects with all applicable Environmental Laws, and neither Seller nor any person using or occupying the Project or any part thereof is violating any Environmental Laws. Seller has not received any written notice that any claim, demand, action or proceeding of any kind relating to any past or present Release or threatened Release of any Hazardous Substances in, on or under the Project or any past or present violation of any Environmental Laws at the Project has been made or commenced or is pending against Seller, or to Seller's knowledge (without independent inquiry) is being threatened or contemplated by any person.

          4.1.19 To Seller's knowledge: (i) no condemnation of any portion of the Land, (ii) no condemnation or relocation of any public roadways abutting the Land, and (iii) no denial of access to the Land from any point of public access to the Land has commenced or is contemplated by any governmental authority.

          4.1.20 To Seller's knowledge, there are no donations of monies or land or payments, other than general real estate taxes, for schools, parks, fire departments or any other public facilities or for any other reason which are or will be required to be made by an owner of the Project.

          4.1.21 To Seller's knowledge, there are no obligations burdening the Project created by any so-called "recapture agreement" involving refund for sewer or water extension or other improvement to any sewer or water systems, oversizing utility, lighting or like expense or charge for work or services done upon or relating to the Project which will bind the Purchaser or the Project from and after the closing.

          4.1.22 The information to be furnished by Seller on which the computation of prorations is based shall be true, correct and complete in all respects.

          4.1.23 Carter, or an affiliate of Carter, is the limited partner of Seller owning ninety nine percent (99%) of the partnership interests in Seller. Carter & Associates Enterprises, Inc., a Georgia corporation ("General Partner"), is the sole general partner of Seller, owning one percent (1%) of the partnership interests in Seller. The members of Carter own one hundred percent (100%) of the outstanding shares of General Partner. The members of Carter are in control of Seller and General Partner, and have the full right, power and authority to cause Seller to execute and deliver this Agreement and perform its obligations hereunder. All actions taken by General Partner in its capacity as general partner of Seller are fully binding upon, and enforceable against, Seller.

          4.1.24 Wherever in this Agreement there is any reference to the "knowledge" of Seller or to any "notice" having been "received" by Seller, in any variation of such references, such references: (i) shall mean only the actual knowledge of, or notice actually received personally by Philip
     S. Stevenson, A. Trent Germano, Ken Mattie or Bradley D. Reese after a review of their respective files and after reasonable inquiry of relevant factual matters; (ii) shall not include any actual, imputed or constructive knowledge of any officer, agent, employee or affiliate of Philip S. Stevenson, A. Trent Germano, Ken Mattie, Bradley D. Reese, or Seller, or any other person or entity, or any notice actually or constructively received by any officer, agent, employee or affiliate of Philip S. Stevenson, A. Trent Germano, Ken Mattie, Bradley D. Reese, or Seller, or any other person or entity; and (iii) shall not be deemed to imply that Seller, Philip S. Stevenson, A. Trent Germano, Ken Mattie, Bradley D. Reese, or any other person or entity has undertaken, or has any duty or obligation to undertake, any investigation or inquiry with respect to the subject matter thereof other than a review of their respective files and reasonable inquiry of relevant factual matters. Philip S. Stevenson, A. Trent Germano, Ken Mattie and Bradley D. Reese are the individuals responsible for the operation, management and construction of the Project and, as such, are adequately informed to make the representations and warranties herein restricted to Seller's knowledge or other similar restrictions. The foregoing representation and warranty is not limited to the knowledge of any particular individual.

     4.2  REPRESENTATIONS AND WARRANTIES OF PURCHASER.  To induce Seller to
          -------------------------------------------
execute, deliver and perform this Agreement, and to sell the Project to Purchaser, Purchaser hereby represents and warrants to Seller as follows:

          4.2.1 Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into (or to assume the obligations under) this Agreement, and to perform all of the obligations and liabilities of Purchaser required to be performed hereunder.

          4.2.2 Wells Real Estate Investment Trust, Inc., is (i) the sole general partner of Purchaser, and (ii) a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with full right, power and authority to cause Purchaser to enter into (or to assume the obligations under) this Agreement and to perform all of the obligations and liabilities of Purchaser required to be performed hereunder. All actions taken by Wells Real Estate Investment Trust, Inc. in its capacity as general partner of Purchaser are fully binding upon, and enforceable against, Purchaser.

          4.2.3 This Agreement has been duly and validly executed and delivered by and on behalf of Purchaser, and, assuming the due authorization, execution and delivery thereof by and on behalf of Seller, constitutes a valid, binding and enforceable obligation of Purchaser enforceable in accordance with its terms. On the Closing Date, and after acquisition of the Project by Purchaser, Purchaser will, by virtue of its assumption of the liabilities and obligations of Purchaser hereunder, become bound by all of the obligations and liabilities of Purchaser herein set forth, and the same shall constitute a valid, binding and enforceable obligation of Purchaser enforceable in accordance with its terms. The aforesaid representation and warranty is qualified to the extent the enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general.

          4.2.3 Neither the execution and delivery hereof by Purchaser, nor the taking by Purchaser of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Purchaser, or any successor in interest to Purchaser hereunder, is a party or by which Purchaser, or any such successor in interest, is otherwise bound.

     4.3  SURVIVAL.  Except for (i) the representations and warranties of Seller
          --------
with respect to its ownership and the condition of its title to the Project (which shall terminate concurrently with the Closing); (ii) facts or circumstances, the occurrence of which have been disclosed to Purchaser or Seller (as applicable) in writing prior to Closing; (iii) acts done or suffered to be done by Seller pursuant to and in accordance with the provisions of this Agreement; and (iv) any matters which do not materially adversely affect the rights or benefits to be acquired by Purchaser as part of the transaction contemplated hereby, the occurrence or avoidance of which was beyond the control of Seller, the representations and warranties contained in this Article 4 shall be deemed re-made and re-published on and as of the Closing Date and shall survive the Closing hereunder and the delivery of the deed and other documents required to be delivered pursuant hereto for a period of one (1) year after the Closing.

                                   ARTICLE 5

                        Conditions Precedent to Closing

     5.1  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. Satisfaction on or
          -----------------------------------------------
prior to the Closing Date of each of the following shall be a condition precedent to the obligations of Purchaser to purchase the Project and to pay the Purchase Price:

          5.1.1 Seller shall have fully performed and complied, in all material respects, with all of its obligations, covenants, liabilities and undertakings (including, without limitation, its obligations, covenants, liabilities and undertakings under SECTION 3.5 of this Agreement), and shall not be in breach or default, hereunder as of the Closing Date.

          5.1.2 Except for (i) facts or circumstances, the occurrence of which have been consented to or approved in writing by Purchaser, (ii) acts done or suffered to be done by Seller pursuant to and in accordance with the provisions of this Agreement, and (iii) any matters which do not materially adversely affect the rights or benefits to be acquired by Purchaser as part of the transaction contemplated hereby, the occurrence or avoidance of which was beyond the reasonable control of Seller, each of the representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date, as though remade and republished on and as of the Closing Date.

          5.1.3 There shall have been delivered to Purchaser, not less than five (5) days prior to the Closing Date, copies of (i) all building permits and other necessary governmental licenses or approvals required in connection with the development and operation of the Project (to the extent such permits are issuable as of the Closing Date); (ii) true and correct copies of the most recent real estate tax bills and notices of assessed valuation pertaining to the Project; (iii) true and correct copies of all insurance policies and certificates of insurance in Seller's possession relating to the Project or delivered to Seller by Price Waterhouse under the Price Waterhouse Lease.

          5.1.4 The Project shall have been Substantially Completed (as defined in the Price Waterhouse Lease) in accordance with the Price Waterhouse Lease.

          5.1.5 As of the Closing Date there shall have been no material damage or destruction to all or any portion of the Project that has not been restored to the reasonable satisfaction of Purchaser (and an appropriate holdback shall be established at the Closing to cover the estimated cost of repair of any minor items of damage). As of the Closing Date, there shall be no condemnation or eminent domain proceedings initiated or threatened which might result in the taking of any material portion of the Land or the Project. For purposes of this SECTION 5.1.5, a

     "material" portion of the Land shall be deemed to be any portion which: (i) equals five percent (5%) or more of the total land area of the Project;
     (ii) reduces the number of parking spaces available to the Project to an amount less than four (4) parking spaces for every one thousand (1,000) Rentable Square Feet in the Building; (iii) results in the termination of the Price Waterhouse Lease (and the Closing shall be delayed until Price Waterhouse's right to terminate the Price Waterhouse Lease on account of any such condemnation or eminent domain proceeding has been irrevocably waived); (iv) reduces the rentals payable under the Price Waterhouse Lease;
     (v) reduces the number of Rentable Square Feet of the Building; or (vi) materially restricts access to the Project.

          5.1.6 On the Closing Date there shall have been delivered to Purchaser a copy of each certificate of occupancy issued upon completion of the Project by the appropriate governmental agency or department having authority over the issuance thereof (such certificate of occupancy to cover the so-called "shell building" and any space in the Project which has been completed for occupancy by Price Waterhouse) if such agency or department issues the same at the stage of building completion of the Building as of the Closing Date.

          5.1.7 There shall be no proceeding pending before any court, quasi-judicial body or administrative or governmental agency, relating to the validity of the proposed or actual use of the Project on the Closing Date.

          5.1.8 On the Closing Date the Project, and the operation thereof, will not be in material violation of any applicable federal or state law, or any ordinance, order or regulation of any governmental or quasi-governmental agency having jurisdiction over the Project, except to the extent that any such violation shall be remedied by the performance of the Punch List Work.

          5.1.9 On or before the Closing Date, Seller shall deliver to Purchaser as built drawings depicting the Project as constructed, such drawings to be delivered on a CAD disk.

          5.1.10 If required by applicable law, the Land shall have been properly platted and subdivided.

          5.1.11 Seller shall have obtained and delivered to Purchaser an estoppel certificate of Price Waterhouse, as tenant under the Price Waterhouse Lease, in substantially the form attached hereto as Exhibit L and dated not earlier than twenty (20) days prior to the Closing Date.

          5.1.12 With respect to the assignment of the contract with the General Contractor, there shall have been delivered to Purchaser, at or prior to the Closing, a written instrument from the General Contractor whereby the General Contractor consents to the assignment of its contract, warranties and guaranties.

          5.1.13 Any zoning variance now in effect with respect to the Project shall, on the Closing Date, continue to be in effect and shall not have been revoked, canceled, terminated or modified.

          5.1.14 As of the Closing Date, neither the Land nor any portion of the Land or the Building shall comprise part of a tax parcel which includes property other than property comprising all or a portion of the Land or the Building or both.

     5.2  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.  Satisfaction in
          -------------------------------------------------
full of each of the following shall be a condition precedent to the obligations of Seller hereunder:

          5.2.1 Purchaser shall have paid the Purchase Price at the Closing as herein provided, and shall have fully satisfied and performed all of its other covenants and obligations hereunder.

          5.2.2 All of the representations and warranties of Purchaser hereunder shall be true and correct on and as of the Closing Date as though remade and republished as of said date.

     5.3  WAIVER.  Each of the parties hereto shall have the right, in the
          ------
exercise of their sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by the other party with any of the above conditions precedent to the respective obligations of said party, provided, however, no waiver shall be effective unless set forth in a written instrument, executed by the waiving party and delivered to the other party. No act or circumstance, other than the delivery of a written waiver as contemplated by the preceding sentence, shall be deemed to constitute a waiver.

     5.4  COVENANT TO SATISFY CONDITIONS; EFFECT OF FAILURE TO SATISFY.  Seller
          ------------------------------------------------------------
hereby agrees to use its best efforts to cause each of the conditions precedent to the obligations of Purchaser to be fully satisfied, performed and discharged, on and as of the Closing Date, and Purchaser hereby agrees to use its best efforts to cause all of the conditions precedent to the obligations of Seller hereunder to be fully satisfied, performed and discharged on or prior to the Closing Date. If either Purchaser or Seller fails fully to satisfy, perform or discharge any of the aforesaid conditions precedent, and if the performance, satisfaction and discharge thereof is within the ability of said party to control and such failure remains uncured for a period of fifteen days after the Closing Date, the failure thereof shall constitute a default hereunder entitling the other party to have and exercise all of the rights, powers and remedies provided herein.

                                   ARTICLE 6

                    SELLER'S COVENANTS PENDING CLOSING DATE

     6.1  SELLER'S COVENANTS.  In addition to each of the covenants,
          ------------------
undertakings and obligations of Seller herein contained, Seller hereby covenants and agrees that, from and after the date hereof it will fully perform and comply with the following:

          6.1.1 Seller agrees that it shall, with diligence and continuity, cause the Project to be completed in accordance with the Price Waterhouse Lease.

          6.1.2 Attached hereto as Exhibit D is an identification of a complete set of Plans and Specifications for the Project. The Plans and Specifications shall not be modified or changed in any manner requiring the approval of any applicable governmental authorities having jurisdiction over the Project without such approval having been first obtained.

          6.1.3 Seller shall cause all amendments to the Plans and Specifications to be prepared in compliance in all material respects with
     (x) the requirements and standards set forth in the Price Waterhouse Lease,
     (y) all applicable governmental requirements, and (z) all private covenants, conditions and restrictions of record that encumber all or any part of the Land. Seller shall not amend the Plans and Specifications without the prior written consent of Purchaser, except as otherwise expressly permitted herein. Purchaser's approval of the Plans and Specifications shall not constitute, and shall not be deemed to constitute, an acknowledgment by Purchaser that the Plans and Specifications comply with the requirements of the immediately preceding sentence, nor shall Purchaser's approval of the Plans and Specifications in any way constitute a waiver of (or diminish Seller's obligation to satisfy fully) the requirements of the immediately preceding sentence.

          6.1.4 Seller shall not make or permit to be made any material changes in the Plans and Specifications (whether such material change is to be made by means of change orders, architectural bulletins, shop drawings and other forms of alterations or revisions to the Plans and Specifications), or any material changes or alterations in the Project, which are not in conformity with the Plans and Specifications, without in each case the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. If Seller or Price Waterhouse proposes any material changes in the Plans and Specifications, or in the Building, by change order or otherwise, Seller shall notify Purchaser in writing with respect thereto describing the nature of the change order, the purpose thereof, and the effect of such change order on the Project Budget. For purposes hereof a "material change" in the Plans and Specifications shall mean any change which materially affects the number of Rentable Square Feet in the Building, materially affects the quality of materials or construction used in the Building or the general design of the Building, has or could have the effect of materially increasing the operating costs for the Project or delaying the completion of the Project by more than thirty (30) days, or requires the consent of Price Waterhouse under the Price Waterhouse Lease.

          6.1.5 Seller shall not in any manner sell, convey, assign, transfer or encumber the Project or the Price Waterhouse Lease or any part thereof or interest therein (except to secure, refinance or extend the Construction Loan and except for Permitted Exceptions), or otherwise dispose of the Project or the Price Waterhouse Lease, or any part thereof or interest therein, or alter or amend the zoning classification of the Project, or otherwise perform or permit any act or deed which shall materially diminish, encumber or affect Seller's rights in and to the Project or prevent it from performing fully its obligations hereunder, nor enter into any agreement to do so.

          6.1.6 Seller will cause to be maintained in full force and effect the insurance coverage described in Exhibit M, each of which liability insurance policies shall name Purchaser as an additional insured thereunder as its interest may appear. Seller will deliver to Purchaser photocopies of the original policies of insurance, and original certificates therefor.

          6.1.7 Seller shall maintain, or cause to be maintained, complete books and records with respect to the Project. At all reasonable times, and upon prior notice, Purchaser shall have the right, from time to time upon request therefor, to inspect and make copies of all books and records of Seller relating to the Project, and Seller agrees to cause the same to be made available to Purchaser for such purpose during regular business hours at the principal offices of Seller located in Atlanta, Georgia or, at Seller's option after notice to Purchaser, at or in the vicinity of the Project.

          6.1.8 Except as otherwise herein expressly provided, Seller shall not enter into any service, management or maintenance contract, or amend, cancel or otherwise revise any such contract or agreement currently in effect, without the prior written consent of Purchaser, except that Seller shall have the right, without the consent of Purchaser, to enter into any such contracts which are either terminable by Seller (or, after the Closing Date, by Purchaser) upon not more than thirty (30) days notice, or which, by their terms, have been fully performed, complied with or terminated (and are of no further force or effect) on or as of the Closing Date.

          6.1.9 Except for the liens and encumbrances evidencing or securing the Construction Loan, Seller shall not create any liens or encumbrances of any kind or nature with respect to the Project other than the Permitted Exceptions, and, in the event any lien or encumbrance (other than a lien or encumbrance created by Purchaser or by any person, firm or corporation claiming, by, through or under Purchaser) shall at any time hereafter be filed or recorded against the Project, or any part thereof, Seller shall (or, in the case of encumbrances, shall use its best efforts to) promptly cause the same to be released or bonded over or insured over by the Title Company.

          6.1.10 At all reasonable times after Seller's acquisition of the Land, and upon the request by Purchaser, Seller shall grant to Purchaser and its engineers, architects and other agents or representatives of Purchaser, access to the Project for the purpose of making a physical inspection thereof, and each of its component parts; provided, however, all such persons shall comply with reasonable safety requirements of Seller, and Seller shall have no liability or obligation to any of such persons for any injury or loss suffered while said persons are upon the Project. Purchaser shall restore the Land to its condition existing immediately before Purchaser's entry upon the Land, and Purchaser shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and disbursements (collectively, "Claims"), in any manner
                                                       ------
     arising from or caused by Purchaser in connection with entry on the Land by Purchaser pursuant to this SECTION 6.1.10; provided, however, Purchaser's foregoing obligations shall not include any obligation or duty with respect to Claims (including Claims that the Land has declined in value) arising out of, resulting from or incurred in connection with (i) the discovery or presence of any Hazardous Substances on the Land not brought on the Land by Purchaser or the Release (other than by Purchaser) of any Hazardous Substances on the Land, or (ii) the results, findings, tests or analyses of Purchaser's environmental investigation of the Land.

          6.1.11 Seller shall report to Purchaser in writing, from time to time, but not less frequently than monthly, as to (i) the progress of construction of the Project (such reports to include, without limitation, an updated construction schedule, photographs of construction progress to date, a detailed description of issues adversely affecting the construction schedule or costs, and a monthly progress report of the General Contractor); and (ii) such other information with respect to the Project and its operation as Purchaser may reasonably request from time to time. Seller shall report to Purchaser in writing any construction defects or material deviations from the Plans and Specifications promptly upon Seller becoming aware of same, which notice shall describe the nature of such defect or deviation in reasonable detail. Seller's failure to fulfill any of the covenants set forth in this SECTION 6.1.11 shall not be deemed to be a default by Seller under this Agreement unless such failure materially prejudices Purchaser's rights or interests under this Agreement.

          6.1.12 Seller shall deliver or cause to be delivered to Purchaser, promptly upon receipt thereof by Seller, copies of any written notices of default, or the occurrence of any event which could result in a default, under the Construction Loan or under any mortgage, lease, contract or agreement now or at any time hereafter in effect with respect to the Project, and shall report to Purchaser, from time to time, the status of any alleged default thereunder. Seller's failure to fulfill any of the covenants set forth in this SECTION
     6.1.12 shall not be deemed to be a default by Seller under this Agreement unless such failure materially prejudices Purchaser's rights or interests under this Agreement.

          6.1.13 Seller shall advise Purchaser in writing, promptly upon obtaining actual knowledge of the occurrence of any event or circumstance which constitutes a breach of any of the representations or warranties or covenants of Seller herein contained, which notice shall describe the nature of such event or circumstance in reasonable detail. Seller agrees that it will use its best efforts at all times to correct any such event or circumstance within Seller's reasonable control and, to the extent the same is within the reasonable control of Seller, to cause all representations and warranties of Seller herein contained to be true and correct on and as of the Closing Date, and to cause Seller to be in compliance with its covenants and obligations hereunder. Seller's failure to fulfill any of the covenants set forth in this SECTION 6.1.13 shall not be deemed to be a default by Seller under this Agreement unless such failure materially prejudices Purchaser's rights or interests under this Agreement.

          6.1.14 Seller shall pay, or cause to be paid, all installments of general real estate taxes, special taxes or assessments, service charges, water and sewer charges, private maintenance charges, and other prior lien charges by whatever name called, which are due and payable on or prior to the Closing Date.

          6.1.15 Seller shall advise Purchaser promptly in writing of the receipt, by Seller or any of its affiliates, of notice of: (i) the institution or threatened institution of any judicial, quasi-judicial or administrative inquiry or proceeding with respect to the Project; (ii) any notice of violation issued by any governmental or quasi-governmental authority with respect to the Project, (iii) any proposed special assessments, or (iv) any defects or inadequacies in the Project or any part thereof issued by any insurance company or fire rating bureau. Seller's failure to fulfill any of the covenants set forth in this SECTION 6.1.15 shall not be deemed to be a default by Seller under this Agreement unless such failure materially prejudices Purchaser's rights or interests under this Agreement.

          6.1.16 With respect to any warranties or guaranties relating to the Project which are assigned, or required to be assigned, to Purchaser pursuant to SECTION 3.5.4 and which, by their terms or otherwise expire, terminate or lapse at any time prior to the date two (2) years following the Substantial Completion Date (as defined in the Price Waterhouse Lease) (the "Warranty Date"), Seller hereby assumes and agrees to pay, perform and discharge all of the liabilities and obligations of the various contractors, suppliers and others providing warranties or guarantees as above provided for the period from the date of expiration thereof to and including the Warranty Date, it being the intention of the parties hereto that such guarantees or warranties which have expired, terminated or lapsed prior to the Warranty Date shall be extended by the provisions of this SUBSECTION 6.1.16 and shall be the liability and obligation of Seller during such extended period. The warranties and guarantees covered by the provisions of this SUBSECTION 6.1.16 shall include, but shall not be limited to, those referred to on Exhibit N hereof.

          6.1.17 Between the date of this Agreement and the Closing Date, Seller shall: (i) not use, produce, process, manufacture, generate, treat, handle, store or dispose of any Hazardous Substances in, on or under the Project, or use the Project for any such purposes, in violation of any Environmental Laws, or (except in the ordinary course of the development and construction of the Project, but in no event in violation of any Environmental Law) Release any Hazardous Substances into any air, soil, surface water or groundwater comprising the Project, or knowingly permit any person using or occupying the Project or any part thereof to do any of the foregoing; (ii) give notice to Purchaser promptly after Seller obtains any information indicating that any Hazardous Substances may be present or any Release or threatened Release of Hazardous Substances may have occurred in, on or under the Project (or any nearby real property which could migrate to the Project) or that any violation of any Environmental Laws may have occurred at the Project, together with a reasonably detailed description of the event, occurrence or condition in question; and (iii) promptly furnish to Purchaser copies of all written communications received by Seller from any person (including notices, complaints, claims or citations that any Release or threatened Release of any Hazardous Substances or any violation of any Environmental Laws has actually or allegedly occurred) or given by Seller to any person concerning any past or present Release or threatened Release of any Hazardous Substances in, on or under the Project (or any nearby real property which could migrate to the Project) or any past or present violation of any Environmental Laws at the Project. Seller's failure to fulfill any of the covenants set forth in clauses (ii) or (iii) of this SECTION 6.1.17 shall not be deemed to be a default by Seller under this Agreement unless such failure materially prejudices Purchaser's rights or interests under this Agreement.

     6.2  DEFERRAL OF CLOSING DATE BY PURCHASER.  Anything herein contained to
          -------------------------------------
the contrary notwithstanding, Purchaser, at its option, shall have the right to defer the Closing Date in any of the following circumstances:

          6.2.1 Seller shall have failed to obtain any license or permit required to be obtained on or prior to the Closing Date as a result of which the Building may not be lawfully used or occupied for its intended purpose;

          6.2.2 There shall have been instituted any material litigation or other judicial or quasi-judicial proceedings relating to the validity of the proposed or actual use of the Project, the Land or any part thereof;

          6.2.3 The Title Company shall fail to issue the later date endorsement referred to in SECTION 3.2;

          6.2.4 Seller has intentionally failed or refused to satisfy, perform or discharge any of its covenants, obligations or undertakings hereunder, it being presumed that Seller shall have acted intentionally if it shall have failed to so satisfy, discharge or perform any covenant or obligation the satisfaction or performance of which was within its reasonable control.

If Purchaser elects to defer the Closing Date, it shall so notify Seller in writing thereof, and the Closing Date shall be deferred until such time as the event or events giving rise to the deferral shall have been satisfactorily resolved in accordance with the provisions of this Agreement, or shall have been waived by Purchaser in writing.

     6.3  DEFERRAL OF CLOSING DATE BY SELLER.  Anything herein contained to the
          ----------------------------------
contrary notwithstanding, Seller, at its option, shall have the right to defer the Closing Date in any of the following circumstances:

          6.3.1 Without limiting Seller's obligation to use best efforts to satisfy any conditions precedent on or prior to the Closing Date, the failure to satisfy, perform or discharge any of the conditions precedent to Purchaser's obligations under this Agreement which are within the reasonable control of Seller;

          6.3.2 Purchaser has intentionally failed or refused to satisfy, perform or discharge any of its covenants, obligations or undertakings hereunder, it being presumed that Purchaser shall have acted intentionally if it shall have failed to so satisfy, discharge or perform any covenant or obligation the satisfaction or performance of which was within its reasonable control.

If Seller elects to defer the Closing Date, it shall so notify Purchaser in writing thereof, and the Closing Date shall be deferred until such time as the event or events giving rise to the deferral shall have been satisfactorily resolved in accordance with the provisions of this Agreement, or shall have been waived by Seller or Purchaser (as applicable) in writing, but in no event beyond the Final Closing Date.

     6.4  PURCHASER'S OPTION TO COMPLETE CONSTRUCTION AND PAY OBLIGATIONS.  If
          ---------------------------------------------------------------
Seller fails to perform any of its covenants or obligations required to be performed by Seller on or prior to the Closing Date with respect to construction of the Project or shall otherwise fail to perform any of its other covenants or obligations hereunder, and such failure shall continue for a period of thirty
(30) business days after written demand from Purchaser to Seller, and if such failure continues for an additional ten (10) business days after written demand from Purchaser to Seller setting forth Seller's failure in reasonable detail, then provided such failure is susceptible of cure, Purchaser, at its option, at any time thereafter, shall have the right to complete such construction, or pay or otherwise satisfy any of the other obligations of Seller hereunder, either before, during or after the commencement of any other proceedings for the enforcement of the provisions of this Agreement, and may expend such sums as Purchaser in its reasonable discretion deems proper in order to complete such work or perform such obligation; provided, however, Purchaser shall have no right to complete said construction or perform said obligations if, within the aforesaid period of thirty (30) business days or within the ten (10) business days following delivery of Purchaser's second notice, Seller has fully performed or completed the same, or, with respect to any matters which, by their nature cannot be fully completed within the aforesaid period, Seller shall have, within said period, commenced to perform or complete the same and shall thereafter, with due diligence, proceed with the full performance and completion thereof. If Purchaser completes such work or performs such obligations, any amounts expended by Purchaser in connection therewith shall, in addition to any other right or remedy which Purchaser may have hereunder or at law or in equity, be set-off against any amounts which may at any time thereafter be due or owing by Purchaser to Seller, or which Purchaser is otherwise required to pay hereunder.

     6.5  CASUALTY DAMAGE.  If, before the Closing Date, the improvements
          ---------------
comprising a part of the Project are damaged by any casualty and as a result of such damage Price Waterhouse terminates the Price Waterhouse Lease, Purchaser shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the occurrence of such casualty to Purchaser, to terminate this Agreement, in which event this Agreement shall terminate and the Deposit shall be returned to Purchaser. If, before the Closing Date, the improvements comprising a part of the Project are damaged by any casualty and Purchaser does not have the right to terminate this Agreement as provided in this SECTION 6.5, or if Purchaser has the right to terminate this Agreement pursuant to this SECTION 6.5 but Purchaser does not exercise such right, then this Agreement shall remain in full force and effect and Seller shall use its reasonable good faith efforts to complete the repair or replacement of such improvements prior to the Final Closing Date and the Closing shall be postponed until such repair or replacement is completed; provided, that Purchaser may terminate this Agreement as of the Final Closing Date (whereupon the Deposit will be returned to Purchaser) if Seller has not completed the repair or replacement work on or prior to the Final Closing Date. Seller shall give notice to Purchaser immediately after the occurrence of any damage to the improvements on the Project by any casualty.

     6.6  EMINENT DOMAIN.  If, before the Closing Date, proceedings are
          --------------
commenced for the taking by exercise of the power of eminent domain of all or any material portion of the Project, Purchaser shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Purchaser, to terminate this Agreement, in which event this Agreement shall terminate. If Purchaser has the right to terminate this Agreement as provided in this SECTION 6.6 but Purchaser does not exercise such right, or if Purchaser does not have the right to terminate this Agreement pursuant to this SECTION 6.6, then this Agreement shall remain in full force and effect and, if the purchase and sale of the Project contemplated by this Agreement is thereafter actually consummated, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such award) payable on account of the taking shall be transferred to Purchaser. Seller shall give notice to Purchaser immediately after Seller's receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Project. Purchaser shall have a period of thirty (30) days (or such shorter period as Purchaser may elect by giving notice to Seller) after Seller has given the notice to Purchaser required by this SECTION 6.6 to evaluate the extent of the taking and make the determination as to whether to terminate this Agreement. If necessary, the Closing Date shall be postponed until Seller has given the notice to Purchaser required by this SECTION 6.6 and the period of thirty (30) days described in this SECTION 6.6 has expired. For purposes of this SECTION 6.6, a 'material' portion of the Project shall be deemed to be any portion which: (i) equals five percent (5%) or more of the total land area of the Project; (ii) reduces the number of parking spaces available to the Project to an amount less than four
(4) parking spaces for every one thousand (1,000) Rentable Square Feet in the Building; (iii) results in the termination of the Price Waterhouse Lease (and the Closing shall be delayed until Price Waterhouse's right to terminate the Price Waterhouse Lease on account of any such condemnation or eminent domain proceeding has been irrevocably waived); (iv) reduces the rentals payable under the Price Waterhouse Lease; (v) reduces the number of Rentable Square Feet of the Building; or (vi) materially restricts access to the Project.


                                   ARTICLE 7

                                    DEFAULT

     7.1  PURCHASER'S DEFAULT.  If (a) Purchaser defaults hereunder, (b) Seller
          -------------------
is not then in default hereunder, and (c) such default remains uncured five (5) business days after written notice from Seller if such default is susceptible of cure (or, if such default is susceptible of cure but cannot reasonably be cured within such five [5] business day period and Purchaser commences to cure such default within said five [5] business day period and diligently pursues the same to completion, such default remains uncured twenty [20] business days after written notice from Seller, but in no event beyond the Final Closing Date), then Seller may, at its sole election and as its sole and exclusive remedies, terminate this Agreement, whereupon the Deposit shall be paid to Seller as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Deposit (including the interest thereon) represents a reasonable estimate of Seller's damages. Seller agrees to accept the Deposit as Seller's sole remedy at law if Purchaser defaults in its obligation to close hereunder.

     7.2  SELLER'S DEFAULT.  If (a) Seller defaults hereunder, (b) Purchaser is
          ----------------
not then in default hereunder, and (c) such default remains uncured five (5) business days after written notice from Purchaser if such default is susceptible of cure (or, if such default is susceptible of cure but cannot reasonably be cured within such five [5] business day period and Seller commences to cure such default within said five [5] business day period and diligently pursues the same to completion, such default remains uncured twenty [20] business days after written notice from Purchaser, but in no event beyond the Final Closing Date), then Purchaser may, at its sole election and as its sole and exclusive remedies:

          7.2.1  Terminate this Agreement; or

          7.2.2 Assert and seek judgment for specific performance; provided, that in connection with such specific performance remedy:

                 (A) Purchaser shall be entitled to recover from Seller the monetary damages incident to the remedy of specific performance under law or equity and in any event specifically including the monetary damages reasonably sustained by Purchaser due to its inability to use the Project and collect sums due under the Price Waterhouse Lease from the date that the Closing would have occurred but for Seller's default until the date on which final judgment is entered against Seller in such suit, which shall include lost interest on such sums had they been received and invested in United States Treasury obligations or similar secure, short-term money market investments, but specifically excluding consequential, exemplary or punitive damages;

                 (B) Seller shall not be entitled to assert any equitable defenses to such specific performance action which are not related to Seller's ability to obtain the practical realization of the rights and benefits to be obtained by Seller pursuant to the transaction contemplated by this Agreement; and

                 (C) If an act or omission of Seller makes the remedy of specific performance unavailable or impracticable, Purchaser shall have such other remedies as are available to it at law or in equity on account of Seller's default.

Purchaser's exercise of its remedies pursuant to the foregoing SUBSECTION 7.2.2 shall not preclude it from subsequently abandoning its pursuit of specific performance and exercising the remedy described in the foregoing SUBSECTION 7.2.1.

                                   ARTICLE 8

                                  DISCLAIMER

     8.1  DISCLAIMER.  OTHER THAN TO THE EXTENT OF ANY EXPRESS REPRESENTATIONS,
          ----------
WARRANTIES, COVENANTS, GUARANTIES OR OTHER

UNDERTAKINGS OR OBLIGATIONS OF SELLER SET FORTH IN THIS AGREEMENT OR INCORPORATED HEREIN BY REFERENCE (INCLUDING WITHOUT LIMITATION ANY EXHIBITS ATTACHED HERETO AND ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH), SELLER DOES NOT, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, AND SELLER SHALL NOT, BY THE EXECUTION AND DELIVERY OF ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION WITH THE CLOSING, MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, WITH RESPECT TO THE PROPERTY, AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES, AND SHALL MAKE, NO EXPRESS OR IMPLIED WARRANTY AS TO MATTERS OF TITLE (OTHER THAN SELLER'S LIMITED WARRANTY OF TITLE SET FORTH IN THE SPECIAL WARRANTY DEED TO BE DELIVERED AT CLOSING AND OTHER THAN TO THE EXTENT OF ANY EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS OR GUARANTIES OF SELLER SET FORTH IN THIS AGREEMENT OR INCORPORATED HEREIN BY REFERENCE [INCLUDING WITHOUT LIMITATION ANY EXHIBITS ATTACHED HERETO AND ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH]), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS, SUITABILITY OR FITNESS OF THE PROPERTY FOR ANY PURPOSE, MERCHANTABILITY, OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY OR THAT THE USE OR SALE OF THE PROPERTY WILL NOT VIOLATE THE TRADEMARK, COPYRIGHT OR PATENT RIGHTS OF ANY PERSON (HEREINAFTER COLLECTIVELY CALLED THE "DISCLAIMED MATTERS"). BUYER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF) AND RELY UPON SAME AND, UPON CLOSING, OTHER THAN TO THE EXTENT OF ANY EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS, GUARANTIES OR OTHER UNDERTAKINGS OR OBLIGATIONS OF SELLER SET FORTH IN THIS AGREEMENT OR INCORPORATED HEREIN BY REFERENCE (INCLUDING WITHOUT LIMITATION ANY EXHIBITS ATTACHED HERETO AND ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH) SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, THE DISCLAIMED MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INSPECTIONS AND INVESTIGATIONS. OTHER THAN TO THE EXTENT OF ANY EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS, GUARANTIES OR OTHER UNDERTAKINGS OR OBLIGATIONS OF SELLER SET FORTH IN THIS AGREEMENT OR INCORPORATED HEREIN BY REFERENCE (INCLUDING WITHOUT LIMITATION ANY EXHIBITS ATTACHED HERETO AND ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH), SELLER SHALL SELL AND CONVEY TO BUYER, AND BUYER SHALL ACCEPT, THE PROPERTY "AS IS", "WHERE IS", AND WITH ALL FAULTS, AND THERE ARE

NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER OR ANY THIRD PARTY EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SECTION 8.1 SHALL SURVIVE THE CONSUMMATION OF THE PURCHASE AND SALE OF THE PROPERTY ON THE CLOSING DATE, THE DELIVERY OF THE DEED AND THE PAYMENT OF THE PURCHASE PRICE, WITHOUT REGARD TO ANY GENERAL LIMITATIONS UPON SURVIVAL SET FORTH IN THIS AGREEMENT.


                                   ARTICLE 9

                                  ASSIGNMENT

     9.1  ASSIGNMENT BY PURCHASER. This Agreement may not be assigned by
          -----------------------
Purchaser, in whole or in part, without the prior written consent of Seller, which consent shall not be unreasonably withheld or conditioned; provided, however, that Purchaser may assign this Agreement at or prior to the Closing to an entity controlled by Purchaser or under common control with Purchaser without the prior written consent of Seller. No such assignment shall relieve Purchaser of liability for the performance of Purchaser's duties and obligations under this Agreement.

     9.2  COLLATERAL ASSIGNMENT BY SELLER.  This Agreement may be collaterally
          -------------------------------
assigned to the Construction Lender as additional security for the Construction Loan. The form of assignment shall provide that such assignment becomes absolute only upon the Construction Lender or its designee acquiring title to the Project by foreclosure or deed in lieu of foreclosure. Seller may not assign this Agreement, in whole or in part, to any other party.


                                  ARTICLE 10

                         CERTAIN ADDITIONAL AGREEMENTS

     10.1 TRINET KNOWLEDGE.  All knowledge of TriNet as of the Effective Date
          ----------------
with respect to the Project, the Original Agreement, this Agreement, or otherwise with respect to the transaction that is the subject of the Original Agreement or this Agreement is hereby imputed to Purchaser such that all such knowledge shall be deemed knowledge of Purchaser and shall be binding upon Purchaser. The reference in the preceding sentence to the "knowledge" of TriNet:
(i) shall mean only the actual knowledge of David Yeager and ________________; and (ii) shall not include any actual, imputed or constructive knowledge of any officer, agent, employee or affiliate of TriNet other than David Yeager and
________________.

     10.2 TRINET CONSENT OR OTHER ACTIONS.  Any consent or other actions of
          -------------------------------
TriNet on or before the Effective Date, whether express or implied, with respect to the Project, the Original Agreement, this Agreement, or otherwise with respect to the transaction that is the subject of the Original Agreement or this Agreement shall be deemed to be the consent or actions of Purchaser and shall be binding upon Purchaser.

     10.3 NOVATION; RATIFICATION.  This Agreement is not intended to be, nor
          ----------------------
shall it constitute, a novation of the Original Agreement. Purchaser hereby ratifies the Original Agreement, as amended and modified herein.


                                  ARTICLE 11

                                 MISCELLANEOUS

     11.1 NOTICES.  Except as otherwise provided in this agreement, all
          -------
notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be deemed delivered upon the personal delivery thereof, or by delivery by facsimile electronic transmission, or on the next business day following delivery to a reliable and recognized air freight delivery service for next business day delivery, or on the third (3rd) business day following deposit in the United States mail, Certified Mail, Return Receipt Requested, provided such notices shall be addressed or delivered to the parties at their respective addresses set forth below, or, if to be delivered by electronic facsimile transmission, then at their respective facsimile telephone numbers set forth below. Rejection or other refusal to accept, or inability to deliver because of changed address of which no notice was given, shall be deemed to be receipt of such notice, demand, request, consent, approval or other communication. Any party, by written notice to the others in the manner herein provided, may designate an address different from that stated below. Copies of any notices, demands, requests, consents, approvals or other communications delivered hereunder shall, concurrently with the delivery thereof, be delivered to the additional parties set forth below by the same means of delivery used for delivery thereof to the contracting parties (except in the case of personal delivery, in which case either one or more of the alternate means of delivery may be selected for the delivery of copies):

          With respect to deliveries to Purchaser:
          ---------------------------------------

               Wells Real Estate Funds
               3885 Holcomb Bridge Road
               Atlanta, Georgia 30092
               Attn:  Mr. Michael C. Berndt
               Facsimile:  (770) 840-7224

          With a copy to:

               William O'Callaghan, Jr., Esq.
               O'Callaghan & Stumm, LLP
               127 Peachtree Street
               The Candler Building
               Suite 1330
               Atlanta, Georgia 30303
               Facsimile:  (404) 522-3080

          With respect to deliveries to Seller:
          ------------------------------------

               Carter Sunforest, L.P.
               1275 Peachtree Street
               Atlanta, Georgia 30367
               Attention:  Mr. Philip S. Stevenson
               Facsimile:  404/888-3344

          with a copy to:

               Kilpatrick Stockton LLP
               1100 Peachtree Street
               Suite 2800
               Atlanta, Georgia 30309-4530
               Attention:  M. Andrew Kauss, Esq.
               Facsimile:  404/815-6555

     All costs and expenses of the delivery of notices hereunder shall be borne and paid for by the delivering party, and no notice shall be deemed to have been validly delivered hereunder unless delivery charges shall have been prepaid.

     11.2  ENFORCEMENT COSTS.  In the event either party retains counsel for the
           -----------------
purpose of collecting any sums required to be paid to such party under the provisions of this Agreement, or otherwise for the purpose of enforcing any of the provisions of this Agreement, the prevailing party in any such proceeding shall be entitled to reimbursement for its reasonable costs and expenses of prosecuting or defending such proceeding, as the case may be, including, without limitation, reasonable attorneys' fees and expenses.

     11.3  BROKERAGE.  Seller and Purchaser each hereby represent and warrant to
           ---------
the other that neither has dealt with any broker or finder in connection with the sale or purchase of the Project; provided, however, each of Seller and Purchaser acknowledge that Carter is entitled to a brokerage commission as set forth in the Assignment and Assumption Agreement. Each of Seller and Purchaser agrees to indemnify, defend and hold the other harmless of and from any and all manner of claims, liabilities, loss, damage, attorneys' fees and expenses, incurred by either party and arising out of, or resulting from, any claim by any such broker or finder in contravention of its representation and warranty herein contained.

     11.4  INDEMNITIES.  Seller hereby agrees to indemnify, defend and hold
           -----------
Purchaser free and harmless of and from any and all Claims of any kind or nature, arising out of or based on any failure of Seller to perform all obligations of Seller in accordance with the Price Waterhouse Lease or any contracts or permits relating to the construction, ownership, operation, leasing of the Project (or any event by Seller or condition that, after notice or the passage of time, or both, would constitute a breach, default or violation by Seller) under any of the foregoing arising on or prior to the Closing Date, or any personal injury or property damage (other than damage to the Land, the Building or the Building Equipment) occurring in, on or about the Project before the Closing Date, except to the extent any of the foregoing shall be expressly assumed by Purchaser pursuant to the provisions hereof. With respect to any liabilities or obligations which, after the Closing Date, are the liabilities or obligations of Purchaser under the provisions of this Agreement, or which have been expressly assumed in writing by Purchaser, or which arise solely as a result of the acts of Purchaser, Purchaser shall indemnify, defend, and hold Seller, and each partner of Seller, free and harmless from any and all Claims in connection therewith.

     11.5  AMENDMENTS.  This Agreement may not be altered, modified, extended,
           ----------
revised or changed, nor may any party hereto be relieved of any of its liabilities or obligations hereunder, except by a written instrument duly executed by each of the parties hereto. Any such written instrument entered into in accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor.

     11.6  FURTHER ASSURANCES.  Each of the parties hereto, including Purchaser,
           ------------------
shall, at any time after the Closing Date, or at any other relevant time, execute and deliver such further instruments, documents and certificates, and do such further acts and things, as may be required by law or which may be appropriate in order to carry out the intent and purposes of this Agreement.

     11.7  GOVERNING LAW.  This Agreement is made pursuant to, and shall be
           -------------
governed by and construed in accordance with the laws of the State of Florida.

     11.8   HEADINGS.  Section and article headings used herein are for
            --------
convenience of reference only and shall have no legal effect.

     11.9   COUNTERPARTS.  This Agreement may be executed in one or more
            ------------
counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one agreement.

     11.10  BINDING EFFECT.  This Agreement shall be binding upon and shall
            --------------
inure to the benefit of the parties hereto, their successors, permitted assigns, heirs and legal representatives and any person who shall have acquired any of their interests or rights of any party hereto in accordance with this Agreement.

     11.11  SEVERABILITY.  In the event any provision of this Agreement is held
            ------------
to be invalid, the remainder of this Agreement shall nevertheless be deemed to be valid and effective and fully enforceable.

     11.12  ENTIRE AGREEMENT.  This Agreement, and the Exhibits herein referred
            ----------------
to, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings.

     11.13  NO THIRD PARTY BENEFICIARIES.  Each of the covenants, undertakings
            ----------------------------
and agreements of the parties hereto are intended solely for the benefit of the other party or parties hereto, and their successors in interest and assigns, and are not intended for the benefit of, and may not be enforced by, any third parties.

     11.14  CONSTRUCTION.  Seller and Purchaser acknowledge that each party and
            ------------
its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any document executed and delivered by either party in connection with the transactions contemplated by this Agreement.

     11.15  TERMS GENERALLY.  The defined terms in this Agreement shall apply
            ---------------
equally to both the singular and the plural forms of the terms defined. The term "person" includes individuals, corporations, partnerships, trusts, other legal entities, organizations and associations, and any government or governmental agency or authority. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "approval," "consent" and "notice" shall be deemed to be preceded by the word "written."

     11.16  WAIVERS.  No waiver of any provision of this Agreement or of any
            -------
breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement.

     11.17  CONFIDENTIALITY.  Seller covenants that it shall not disclose the
            ---------------
existence of this Agreement and its terms to any person (other than the recorded Memorandum of Agreement provided for in SECTION 2.5), except on a strictly confidential basis to (i) the Title Company, (ii) Price Waterhouse in connection with Seller's efforts to obtain the Estoppel Certificate, (iii) Seller's contractors, and (iv) Seller's directors, officers, affiliates, employees, attorneys, lenders and advisors who are directly involved in Seller's obligations under this Agreement. Prior to Closing Seller shall not make, and Seller shall use its best efforts to ensure that the foregoing third parties do not make, any public announcement of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Purchaser, which consent may be withheld by Purchaser in its sole and absolute discretion, unless such public announcement is necessary to comply with applicable law. After Closing Seller shall not make, and Seller shall use its best efforts to ensure that the foregoing third parties do not make, any public announcement of this Agreement or the transactions contemplated by this Agreement for a period of five (5) business days without the prior written consent of Purchaser.

     11.18  EXHIBITS.  Each and every Exhibit referred to or otherwise mentioned
            --------
in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each Exhibit were set forth in full every time it is referred to or otherwise mentioned.

     11.19  CONSIDERATION FOR INDEMNITIES.  Whenever there appears in this
            -----------------------------
Agreement an indemnification provision within the purview of Section 725.06, Florida Statutes, the sum of $10.00 has been paid as specific consideration therefor to the indemnifying party and such party hereby acknowledges the adequacy and sufficiency of such consideration and the receipt thereof.

     11.20  NON-DISCLOSURE.  No information or contents of any Studies or
            --------------
environmental reports, nor the results of any investigation of the Project, including, but not limited to, the contents of the report issued in connection therewith, shall be disclosed by Purchaser or its agents, consultants or employees to any third party without Seller's prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), unless and until Purchaser is legally compelled to make such disclosure under applicable laws or until Purchaser consummates its purchase of the Project pursuant to this Agreement. Notwithstanding the foregoing, Purchaser may disclose such matters to Purchaser's consultants and Purchaser's directors, officers, employees, legal counsel and lenders or prospective lenders (hereinafter collectively called the "Related Parties") who, in Purchaser's reasonable opinion, must know such information for the purpose of evaluating the same for Purchaser as a potential purchaser of the Project. Purchaser shall take commercially reasonable actions to ensure that any Related Parties to whom such documents, items or information are furnished not make the same available or disclose the contents thereof to any person. If this Agreement is terminated for any reason other than the default of Seller, Purchaser shall promptly return to Seller any and all documents, plans and other items furnished to Purchaser or any Related Parties by Seller

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

pursuant to this SECTION 11.20 without retaining copies thereof. The provisions of this SECTION 11.20 shall survive any termination or cancellation of this Agreement.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


PURCHASER:               WELLS OPERATING PARTNERSHIP, L.P., a
---------                Delaware limited partnership



                         By: Wells Real Estate Investment Trust, Inc., a Maryland corporation, its general partner



                              By: /s/ Leo F. Wells
                                 --------------------------------------
                                Name: Leo F. Wells, III
                                     ----------------------------------
                                Title: President
                                     ----------------------------------


SELLER:                  CARTER SUNFOREST, L.P., a Georgia limited
------                   partnership


                         By: Carter & Associates Enterprises, Inc., a Georgia corporation, its general partner


                             By: /s/ Bradley D. Reese
                                ---------------------------------------
                                Name:  Bradley D. Reese
                                      ----------------------------------
                                Title: Senior Vice President
                                      ---------------------------------

                               INDEX OF EXHIBITS



Exhibit A    -    Schedule of Building Equipment
Exhibit B    -    Project Budget
Exhibit C    -    Schedule of Permitted Exceptions
Exhibit D    -    Schedule of Plans and Specifications
Exhibit E    -    Memorandum of Agreement
Exhibit F    -    Purchaser Survey Requirements
Exhibit G    -    Intentionally omitted
Exhibit H    -    Schedule of Claims, Litigation and Proceedings
Exhibit I    -    Intentionally omitted
Exhibit J    -    Schedule of Contracts and Agreements
Exhibit K    -    Schedule of Leasing Commissions
Exhibit L    -    Form of Price Waterhouse Estoppel Certificate
Exhibit M    -    Schedule of Insurance
Exhibit N    -    Schedule of Warranties and Guaranties
Exhibit O    -    Form of Carter Guaranty Agreement
Exhibit P    -    Legal Description of the Land
Exhibit Q    -    Schedule of Existing Collateral Documents

                                       45